<pre>                                       Exhibit 5.1

                         (Rutan & Tucker, LLP Letterhead)

                               October 14, 2004

RPM Technologies, Inc.
24001 S. Western Avenue
Park Forest, IL 60466-3427

        Re:     Registration Statement on Form SB-2

Ladies and Gentlemen:

        We have acted as counsel to RPM Technologies, Inc., a Delaware corporation (the "Company"), in connection with the filing of a registration statement on Form SB-2 on October 1, 2004 (File No. 333-119471) (the "Registration Statement"), as amended by a pre-effective amendment to the Registration Statement filed on or about the date hereof, to which this opinion is an exhibit. The Registration Statement contains a prospectus that covers the resale by the selling security holder named in the Registration Statement (the "Selling Security Holder") of an aggregate of up to 17,500,000 shares of the Company's common stock, $.001 par value per share ("Shares"), that are not presently covered by any other registration statement. The Shares include (i) 10,416,667 shares of common stock issuable to the Selling Security Holder upon conversion of the principal amount of a $2,500,000 secured convertible term note (the "Convertible Note"), based upon the current $0.24 per share fixed conversion price, (ii) 5,958,333 shares which may be issuable to the Selling Security Holder on account of interest and any possible penalties or anti-dilution adjustment under the Convertible Note and (iii) 1,125,000 shares of common stock issuable to the Selling Security Holder upon the exercise of common stock purchase warrants (the "Warrants") as described in the Registration Statement.

        We are familiar with the corporate actions taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and have made such other legal and factual inquiries as we deem necessary for purposes of rendering this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copied documents. We have also assumed that all of the Shares are and will be evidenced by appropriate certificates that have been properly executed and delivered.

        Based on the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued pursuant to and in accordance with the terms of the Convertible Note or the Warrants (as applicable) and upon delivery will be validly issued, fully paid and non-assessable.

        You have informed us that the Selling Security Holder may sell the Shares from time to time on a delayed or continuous basis. This opinion is limited to the General Corporation Law of the State of Delaware ("DGCL"), including the statutory provisions of the DGCL, all applicable provisions of the Constitution of the State of Delaware and all reported judicial decisions interpreting these laws, and federal law, exclusive of state securities and blue sky laws, rules and regulations.

        We hereby consent to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Securities and Exchange Commission.

                                     Very truly yours,

                                     /s/ RUTAN & TUCKER, LLP